Exhibit 6.8

AMENDMENT No. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Employment Agreement dated effective December 31, 2022 (the “Effective Date”) by and between CW Petroleum Corp, a Wyoming corporation (the “Company”), on the one hand, and Graham Williams, an individual residing in Texas and CFO of the Company (the “Executive”), on the other hand. The Company and the Executive will be referred to individually as a “Party” and collectively as the “Parties.” Any capitalized terms not defined in this Amendment will have the meaning set forth in the Employment Agreement dated July 20, 2022, as amended, by and between the Company and the Executive (the “Agreement”), attached hereto as Exhibit A.

RECITALS

WHEREAS, on July 20, 2022, the Company and the Executive entered into the Agreement; and

WHEREAS, the Parties wish to amend certain provisions regarding the voiding of the Agreement.

THEREFORE, in consideration of the foregoing recitals, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

AGREEMENT

1. Revised Preamble. Pursuant to Section 9.1 of the Agreement, the preamble of the Agreement is hereby amended, in its entirety, to read as follows:

This Employment Agreement (this “Agreement”) is made and entered into as of July 20, 2022, by and between CW Petroleum Corp, a Wyoming corporation (the “Company”), and Graham Williams (the “Executive”). This Agreement will become effective immediately on the date after completion by the Company of an initial public offering (such date, the “Commencement Date”); provided that if (a) the Company does not complete an initial public offering by March 31, 2023, or (b) the Executive does not remain continuously employed by the Company from the date hereof through date the Company complete an initial public offering, this Agreement shall be void ab initio (e.g., it shall never take effect).

2. No Other Changes. Except as extended hereby, the Agreement will continue to be, and will remain, in full force and effect. Except as provided herein, this Amendment will not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which the Parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

3. Authority; Binding on Successors. The Parties represent that they each have the authority to enter into this Amendment. This Amendment will be binding on, and will inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors, and assigns.

4. Governing Law and Venue. This Amendment and the rights and duties of the Parties hereto will be construed and determined in accordance with the terms of the Agreement.

5. Incorporation by Reference. The terms of the Agreement, except as amended by this Amendment, are incorporated herein by reference and will form a part of this Amendment as if set forth herein in their entirety.

6. Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or email will be equally as effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment the respective day and year set forth below:

COMPANY:	CW Petroleum Corp

Date: January 7, 2023	By	/s/ Christopher Williams
Christopher Williams, CEO

EXECUTIVE:

Date: January 7, 2023	By	/s/ Graham Williams
Graham Williams, an Individual

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EXHIBIT A

Employment Agreement dated July 20, 2022

[See Attached]

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